AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), dated as of April 16, 2021 (the “Effective Date”), is entered into by and between CleanSpark, Inc., a Nevada corporation (the “Company”), and S. Matthew Schultz (the “Employee”). This Agreement amends that certain October 1, 2020 Employment Agreement (“Prior Agreement”), between the parties concerning employment terms.

RECITALS

WHEREAS, the Employee desires to enter into this Amendment, to be effective as of the Effective Date, which sets forth the terms and conditions of the Employee’s employment with the Company from and after the Effective Date;

WHEREAS, the parties to this Amendment now desire to make certain modifications and amendments to the Prior Agreement provided herein; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1)	The below will be added to Section 5(a) Base Salary:

a.	Effective April 1, 2021, in addition to the cash base salary, Employee shall be paid 0.5 Bitcoin (BTC) per month or 6.0 BTC per year. This monthly payment will terminate if the Company for any reason in the future no longer mines BTC or Employee is no longer employed by the Company.

2)	Additional contingent Incentive Compensation to be added to Exhibit A “October 1, 2020-September 30, 2021 Compensation Agreement”:
i.	If Revenues of the Company plus all Realized Gains less Realized Losses of the Same Class in the current fiscal year exceeds $30 Million, then a cash bonus of $80,000 will be granted.
a)	Such bonus will be in addition to any other consideration already established by the board of directors.
ii.	If the Company’s Closing Market Capitalization exceeds $1 Billion for 15 days during the fiscal year it shall result in a cash bonus of a $200,000 and 100,000 Restricted Stock Units (“RSUs”)
iii.	If the Company’s Closing Market Capitalization exceeds $2 Billion for 15 days during the fiscal year it shall result in a cash bonus of a $400,000 and 200,000 RSUs.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the Effective Date.

COMPANY:

CLEANSPARK, INC.,
a Nevada corporation

Dated: ___April 16, 2021______________ By: _/s/ Larry McNeill_______________

Larry McNeill, Chairman of

the Compensation Committee

EMPLOYEE:

Dated: ___April 16, 2021______________ By: _/s/ S. Matthew Schultz___________

S. Matthew Schultz

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